EXHIBIT 99.1

Shenandoah Telecommunications Company Reports Second Quarter 2022 Results

EDINBURG, Va., Aug. 03, 2022 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (“Shentel”) (Nasdaq: SHEN) announced second quarter 2022 financial and operating results.

Second Quarter 2022 Highlights

  Revenue grew 8.8% to $66.0 million over the same period a year ago driven by 138.9% and 4.3% growth in Glo Fiber and incumbent cable data RGUs, respectively.
  Glo Fiber data net adds were approximately 3,300, an increase of 103.2% over the second quarter 2021 and 38.9% over the first quarter 2022.
  Glo Fiber homes and businesses passed grew 20% sequentially to approximately 113,000.
  Net loss from continuing operations was $3.2 million compared to net income of $1.6 million in the same period a year ago due primarily to impairment and restructuring charges related to the decommissioning of unprofitable Beam fixed wireless sites.
  Adjusted EBITDA grew 16.4%, to $18.6 million over the same period a year ago.

“We are pleased with the strong execution of our fiber first strategy and the increase in the pace of Glo Fiber net additions and revenue growth,” said President and CEO, Christopher E. French. "We reached the 100,000 fiber passings milestone in the second quarter and are on target to construct 75,000 new passings this year. We now have franchise agreements or government grant awards in place for approximately 430,000 fiber passings or 89% of our target passings in 2026."

Shentel's second-quarter earnings conference call will be webcast at 8:30 a.m. ET on Wednesday, August 3, 2022. The webcast and related materials will be available on Shentel’s Investor Relations website at https://investor.shentel.com/.

Consolidated Second Quarter 2022 Results

  Revenue in the second quarter of 2022 grew 8.8% to $66.0 million compared with the second quarter of 2021, due to Broadband segment revenue growth of 9.2% and Tower segment revenue growth of 1.9%.
  Loss from continuing operations per share was $(0.06) in the second quarter of 2022 compared with income per share from continuing operations of $0.03 in the second quarter of 2021. The decline was due primarily to Beam branded fixed wireless impairment and restructuring charges and higher stock compensation expense.
  Adjusted EBITDA in the second quarter of 2022 grew $2.6 million or 16.4% to $18.6 million, compared with the second quarter of 2021, due primarily to 10.2% growth in Broadband segment and 8.8% lower Corporate expenses from lower professional fees.

Broadband

  Total broadband data Revenue Generating Units ("RGUs") as of June 30, 2022, were 125,003, representing 12.1% year over year growth. Penetration for incumbent cable and Glo Fiber were 51% and 15%, respectively, compared to 49% and 15%, respectively, as of June 30, 2021. Total Glo Fiber passings grew year over year by approximately 66,100.
  Broadband revenue in the second quarter of 2022 grew $5.2 million, or 9.2%, to $61.4 million compared with $56.2 million in the second quarter of 2021, primarily driven by a $3.9 million, or 8.9%, increase in Residential and Small and Medium Business ("SMB") revenue by a 138.9% and 4.3% increase, respectively, in Glo Fiber and incumbent cable broadband data RGUs.
  Cost of services increased approximately $2.0 million, or 8.5%, compared with the three months ended June 30, 2021, driven by higher maintenance and compensation expenses. Maintenance increased due to higher cable replacement, gasoline and field engineering costs. Compensation increased due to higher headcount to support the expansion of our Glo Fiber network, salary and wage increases and higher medical benefit costs.
  Selling, general and administrative expense increased $1.2 million, or 9.0%, compared with the three months ended June 30, 2021, due primarily to higher compensation and advertising expense to support Glo Fiber expansion.
  Depreciation and amortization increased $1.6 million, or 13.8%, compared with the three months ended June 30, 2021, primarily as a result of our network expansion of our Glo Fiber network.
  During the second quarter of 2022, the Company permanently ceased operating 20 of our 55 Beam fixed wireless sites and expects these sites to be completely decommissioned by December 31, 2022. Consequently, Shentel recorded $4.1 million and $0.4 million, respectively, of impairment and restructuring charges and re-classified the remaining Beam assets and liabilities as held for sale.
  Broadband operating income in the second quarter of 2022 was $4.1 million, compared to $8.2 million in the second quarter of 2021, due primarily to the above noted Beam impairment and restructuring charges.
  Broadband Adjusted EBITDA in the second quarter of 2022 grew 10.2% to $22.0 million, compared with $20.0 million for the second quarter of 2021.

Tower

  Revenue increased approximately $0.1 million, or 1.9%, for the three months ended June 30, 2022 compared with the three months ended June 30, 2021, primarily due to a 3.8% increase in tenants.
  Tower operating income in the second quarter of 2022 was $2.3 million, compared to $2.5 million in the second quarter of 2021.
  Tower Adjusted EBITDA in the second quarter of 2022 was consistent with the second quarter of 2021 at $2.9 million for both periods.

Other Information

  As of June 30, 2022, our cash and cash equivalents totaled $33.3 million and the availability under our delayed draw term loans and revolving line of credit was $400.0 million, for total available liquidity of $433.3 million. On July 1, 2022, we drew a total of $25 million against our term loans. We expect to draw the remaining $275 million available under the term loans by June 2023.
  Capital expenditures were $88.7 million for the six months ended June 30, 2022 compared with $79.6 million in the comparable 2021 period. The $9.1 million increase in capital expenditures was primarily due to higher spending in the Broadband segment driven by the expansion of our Glo Fiber network.

Conference Call and Webcast

Date: Wednesday, August 3, 2022
Time: 8:30 A.M. (ET)
Registration link: Registration link

A live webcast of the call will be available on the “Investor Relations” page of the Company’s website at http://investor.shentel.com/.

A replay of the call will be available for a limited time on the Investor Relations page of the Company’s website.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides broadband services through its high speed, state-of-the-art cable, fiber optic and fixed wireless networks to customers in the Mid-Atlantic United States. The Company’s services include: broadband internet, video, and voice; fiber optic Ethernet, wavelength and leasing; and tower colocation leasing. The Company owns an extensive regional network with over 7,900 route miles of fiber and over 200 macro cellular towers. For more information, please visit www.shentel.com.

This release contains forward-looking statements about Shentel regarding, among other things, its business strategy, its prospects and its financial position. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “intends,” “may,” “will,” “should,” “could,” or “anticipates” or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties. The forward-looking statements are based upon management’s beliefs, assumptions and current expectations and may include comments as to Shentel’s beliefs and expectations as to future events and trends affecting its business that are necessarily subject to uncertainties, many of which are outside Shentel’s control. Although management believes that the expectations reflected in the forward-looking statements are reasonable, forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at which such performance or results will be achieved, and actual results may differ materially from those contained in or implied by the forward-looking statements as a result of various factors. A discussion of other factors that may cause actual results to differ from management’s projections, forecasts, estimates and expectations is available in Shentel’s filings with the Securities and Exchange Commission. Those factors may include natural disasters, pandemics and outbreaks of contagious diseases and other adverse public health developments, such as COVID-19, changes in general economic conditions including high inflation, increases in costs, changes in regulation and other competitive factors. The forward-looking statements included are made only as of the date of the statement. Shentel undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events, except as required by law.

CONTACTS:
Shenandoah Telecommunications Company
Jim Volk
Senior Vice President and Chief Financial Officer
540-984-5168
Jim.Volk@emp.shentel.com

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
(in thousands, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Service revenue and other	$66,021	$60,700	$130,435	$120,391
Operating expenses:
Cost of services exclusive of depreciation and amortization	26,756	24,648	53,095	48,072
Selling, general and administrative	23,090	20,320	46,925	40,473
Restructuring expense	454	43	390	661
Impairment expense	4,068	—	4,407	99
Depreciation and amortization	14,790	13,299	29,135	26,466
Total operating expenses	69,158	58,310	133,952	115,771
Operating (loss) income	(3,137)	2,390	(3,517)	4,620
Other (expense) income:
Other (expense) income, net	(589)	1,338	(759)	2,938
(Loss) income from continuing operations before income taxes	(3,726)	3,728	(4,276)	7,558
Income tax (benefit) expense	(501)	2,103	(448)	2,988
(Loss) income from continuing operations	(3,225)	1,625	(3,828)	4,570
Income from discontinued operations, net of tax	—	51,566	—	100,038
Net (loss) income	(3,225)	53,191	(3,828)	104,608

Other comprehensive income:
Unrealized income on interest rate hedge, net of tax	—	313	—	1,086
Comprehensive (loss) income	$(3,225)	$53,504	$(3,828)	$105,694

Net (loss) income per share, basic and diluted:
Basic - (Loss) income from continuing operations	$(0.06)	$0.03	$(0.08)	$0.09
Basic - Income from discontinued operations, net of tax	$—	$1.03	$—	$2.00
Basic net (loss) income per share	$(0.06)	$1.06	$(0.08)	$2.09

Diluted - (Loss) income from continuing operations	$(0.06)	$0.03	$(0.08)	$0.09
Diluted - Income from discontinued operations, net of tax	$—	$1.03	$—	$2.00
Diluted net (loss) income per share	$(0.06)	$1.06	$(0.08)	$2.09

Weighted average shares outstanding, basic	50,157	49,945	50,133	49,945
Weighted average shares outstanding, diluted	50,157	50,075	50,133	50,067

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2022	December 31, 2021

Cash and cash equivalents	$33,335	$84,344
Other current assets	76,656	82,023
Current assets held for sale	19,821	—
Total current assets	129,812	166,367

Investments	12,897	13,661
Property, plant and equipment, net	609,785	554,162
Intangible assets, net and goodwill	69,612	69,853
Operating lease right-of-use assets	55,872	56,414
Deferred charges and other assets, net	13,439	10,298
Total assets	$891,417	$890,733

Current liabilities held for sale	3,843	38
Total other current liabilities	67,211	67,252
Non-current liabilities held for sale	—	3,807
Total other long-term liabilities	176,993	177,361
Total shareholders’ equity	643,370	642,275
Total liabilities and shareholders’ equity	$891,417	$890,733

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities:
Net (loss) income	$(3,828)	$104,608
Income from discontinued operations, net of tax	—	100,038
(Loss) income from continuing operations	(3,828)	4,570
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	29,135	26,466
Stock-based compensation expense	5,528	834
Impairment expense	4,407	99
Deferred income taxes	(392)	3,132
Other, net	1,985	(201)
Changes in assets and liabilities:
Accounts receivable	4,430	4,369
Current income taxes	—	(1,305)
Operating lease assets and liabilities, net	414	(428)
Other assets	(1,902)	(6,070)
Accounts payable	127	560
Other deferrals and accruals	(1,180)	(3,852)
Net cash provided by operating activities - continuing operations	38,724	28,174
Net cash provided by operating activities - discontinued operations	—	125,011
Net cash provided by operating activities	38,724	153,185

Cash flows from investing activities:
Capital expenditures	(88,706)	(79,562)
Proceeds from sale of assets and other	279	189
Net cash used in investing activities - continuing operations	(88,427)	(79,373)
Net cash used in investing activities - discontinued operations	—	(928)
Net cash used in investing activities	(88,427)	(80,301)

Cash flows from financing activities:
Taxes paid for equity award issuances	(835)	(1,627)
Payments for debt issuance costs	—	(53)
Payments for financing arrangements and other	(471)	(751)
Net cash used in financing activities - continuing operations	(1,306)	(2,431)
Net cash used in financing activities - discontinued operations	—	(17,061)
Net cash used in financing activities	(1,306)	(19,492)
Net (decrease) increase in cash and cash equivalents	(51,009)	53,392
Cash and cash equivalents, beginning of period	84,344	195,397
Cash and cash equivalents, end of period	$33,335	$248,789

Supplemental Disclosures of Cash Flow Information
Interest paid	$—	$(7,740)
Income taxes paid	$—	$(20,954)

Non-GAAP Financial Measures
Adjusted EBITDA

The Company defines Adjusted EBITDA as net income (loss) from continuing operations calculated in accordance with GAAP, adjusted for the impact of depreciation and amortization, impairment, other income (expense), net, interest income, interest expense, income tax expense (benefit), stock compensation expense, transaction costs related to acquisition and disposition events (including professional advisory fees, integration costs, and related compensatory matters), restructuring expense, tax on equity award vesting and exercise events, and other non-comparable items. A reconciliation of net income (loss) from continuing operations, which is the most directly comparable GAAP financial measure, to Adjusted EBITDA is provided below herein.

Adjusted EBITDA margin is the Company’s calculation of Adjusted EBITDA, divided by revenue calculated in accordance with GAAP.

The Company uses Adjusted EBITDA and Adjusted EBITDA margin as supplemental measures of performance to evaluate operating effectiveness and assess its ability to increase revenues while controlling expense growth and the scalability of the Company’s business growth strategy. The Company believes that the exclusion of the expense and income items eliminated in calculating Adjusted EBITDA and Adjusted EBITDA margin provides management and investors a useful measure for period-to-period comparisons of the Company’s core operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to the Company’s ongoing operations. Accordingly, the Company believes that Adjusted EBITDA and Adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating the Company’s operating results. However, use of Adjusted EBITDA and Adjusted EBITDA margin as analytical tools has limitations, and investors and others should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies may calculate Adjusted EBITDA and Adjusted EBITDA margin or similarly titled measures differently, which may reduce their usefulness as comparative measures.

Three Months Ended June 30, 2022
(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
Net income (loss) from continuing operations	$4,042	$2,285	$(9,552)	$(3,225)
Depreciation and amortization	13,396	633	761	14,790
Impairment expense	4,068	—	—	4,068
Other expense (income), net	65	—	524	589
Income tax expense (benefit)	—	—	(501)	(501)
EBITDA	21,571	2,918	(8,768)	15,721
Stock-based compensation	—	—	2,385	2,385
Restructuring charges and other	443	—	11	454
Adjusted EBITDA	$22,014	$2,918	$(6,372)	$18,560

Adjusted EBITDA margin	36%	62%	N/A	28%

Three Months Ended June 30, 2021
(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
Net income (loss) from continuing operations	$8,117	$2,509	$(9,001)	$1,625
Depreciation and amortization	11,774	449	1,076	13,299
Other expense (income), net	62	—	(1,400)	(1,338)
Income tax expense (benefit)	—	—	2,103	2,103
EBITDA	19,953	2,958	(7,222)	15,689
Stock-based compensation	—	—	192	192
Restructuring charges and other	28	—	43	71
Adjusted EBITDA	$19,981	$2,958	$(6,987)	$15,952

Adjusted EBITDA margin	36%	64%	N/A	26%

Six Months Ended June 30, 2022
(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
Net income (loss) from continuing operations	$12,169	$5,038	$(21,035)	$(3,828)
Depreciation and amortization	25,933	1,117	2,085	29,135
Impairment expense	4,407	—	—	4,407
Other expense (income), net	119	—	640	759
Income tax expense (benefit)	—	—	(448)	(448)
EBITDA	42,628	6,155	(18,758)	30,025
Stock-based compensation	—	—	5,528	5,528
Restructuring charges and other	460	—	(70)	390
Adjusted EBITDA	$43,088	$6,155	$(13,300)	$35,943

Adjusted EBITDA margin	36%	64%	N/A	28%

Six Months Ended June 30, 2021
(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
Net income (loss) from continuing operations	$18,333	$5,211	$(18,974)	$4,570
Depreciation and amortization	23,437	930	2,099	26,466
Impairment expense	99	—	—	99
Other expense (income), net	132	—	(3,070)	(2,938)
Income tax expense (benefit)	—	—	2,988	2,988
EBITDA	42,001	6,141	(16,957)	31,185
Stock-based compensation	—	—	834	834
Restructuring charges and other	248	—	666	914
Adjusted EBITDA	$42,249	$6,141	$(15,457)	$32,933

Adjusted EBITDA margin	38%	66%	N/A	27%

Segment Results

Three Months Ended June 30, 2022:

(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
External revenue
Residential & SMB	$47,899	$—	$—	$47,899
Commercial Fiber	9,340	—	—	9,340
RLEC & Other	4,124	—	—	4,124
Tower lease	—	4,615	—	4,615
Service revenue and other	61,363	4,615	—	65,978
Intercompany revenue and other	49	87	(93)	43
Total revenue	61,412	4,702	(93)	66,021
Operating expenses
Cost of services	25,440	1,378	(62)	26,756
Selling, general and administrative	13,958	406	8,726	23,090
Restructuring expense	443	—	11	454
Impairment expense	4,068	—	—	4,068
Depreciation and amortization	13,396	633	761	14,790
Total operating expenses	57,305	2,417	9,436	69,158
Operating income (loss)	$4,107	$2,285	$(9,529)	$(3,137)

Three Months Ended June 30, 2021:

(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
External revenue
Residential & SMB	$43,989	$—	$—	$43,989
Commercial Fiber	6,531	—	—	6,531
RLEC & Other	3,605	—	—	3,605
Tower lease	—	2,019	—	2,019
Service revenue and other	54,125	2,019	—	56,144
Intercompany revenue and other	2,102	2,595	(141)	4,556
Total revenue	56,227	4,614	(141)	60,700
Operating expenses
Cost of services	23,440	1,318	(110)	24,648
Selling, general and administrative	12,806	338	7,176	20,320
Restructuring expense	27	—	16	43
Depreciation and amortization	11,775	449	1,075	13,299
Total operating expenses	48,048	2,105	8,157	58,310
Operating income (loss)	$8,179	$2,509	$(8,298)	$2,390

Six Months Ended June 30, 2022:

(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
External revenue
Residential & SMB	$94,812	$—	$—	$94,812
Commercial Fiber	18,402	—	—	18,402
RLEC & Other	7,813	—	—	7,813
Tower lease	—	9,361	—	9,361
Service revenue and other	121,027	9,361	—	130,388
Intercompany revenue and other	99	188	(240)	47
Total revenue	121,126	9,549	(240)	130,435
Operating expenses
Cost of services	50,608	2,670	(183)	53,095
Selling, general and administrative	27,430	724	18,771	46,925
Restructuring expense	460	—	(70)	390
Impairment expense	4,407	—	—	4,407
Depreciation and amortization	25,933	1,117	2,085	29,135
Total operating expenses	108,838	4,511	20,603	133,952
Operating income (loss)	$12,288	$5,038	$(20,843)	$(3,517)

Six Months Ended June 30, 2021:

(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
External revenue
Residential & SMB	$86,919	$—	$—	$86,919
Commercial Fiber	12,916	—	—	12,916
RLEC & Other	7,236	—	—	7,236
Tower lease	—	4,169	—	4,169
Service revenue and other	107,071	4,169	—	111,240
Intercompany revenue and other	4,310	5,110	(269)	9,151
Total revenue	111,381	9,279	(269)	120,391
Operating expenses
Cost of services	45,717	2,566	(211)	48,072
Selling, general and administrative	23,531	572	16,370	40,473
Restructuring expense	132	—	529	661
Impairment expense	99	—	—	99
Depreciation and amortization	23,437	930	2,099	26,466
Total operating expenses	92,916	4,068	18,787	115,771
Operating income (loss)	$18,465	$5,211	$(19,056)	$4,620

Supplemental Information

Broadband Operating Statistics

	June 30, 2022	June 30, 2021
Broadband homes and businesses passed (1)	324,186	257,155
Incumbent Cable	211,681	210,787
Glo Fiber	112,505	46,368

Residential & Small and Medium Business ("SMB") RGUs:
Broadband Data	125,003	111,475
Incumbent Cable	107,878	103,465
Glo Fiber	17,125	7,169
Video	49,027	51,355
Voice	39,535	34,664
Total Residential & SMB RGUs (excludes RLEC)	213,565	197,494

Residential & SMB Penetration (2)
Broadband Data	38.6%	43.3%
Incumbent Cable	51.0%	49.1%
Glo Fiber	15.2%	15.5%
Video	15.1%	20.0%
Voice	12.9%	14.4%

Fiber route miles	7,906	7,041
Total fiber miles (3)	589,923	440,236

______________________________________________________
(1)   Homes and businesses are considered passed (“passings") if we can connect them to our network without further extending the distribution system. Passings is an estimate based upon the best available information. Passings will vary among video, broadband data and voice services.
(2)   Penetration is calculated by dividing the number of users by the number of passings or available homes, as appropriate.
(3)   Total fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance. For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.

Broadband - Residential and SMB ARPU
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Residential and SMB Revenue:
Broadband	$29,568	$25,571	$58,217	$50,103
Incumbent Cable	26,123	24,177	51,986	47,641
Glo Fiber	3,445	1,394	6,231	2,462
Video	15,210	15,611	30,551	31,263
Voice	2,994	2,893	5,910	5,792
Discounts, adjustments and other	127	(86)	134	(239)
Total Revenue	$47,899	$43,989	$94,812	$86,919

Average RGUs:
Broadband Data	123,153	108,996	121,832	106,954
Incumbent Cable	107,738	102,688	107,878	101,403
Glo Fiber	15,415	6,308	13,954	5,551
Video	49,146	51,715	49,295	52,076
Voice	38,463	33,993	36,650	33,462

ARPU: (1)
Broadband	$79.94	$78.17	$80.02	$78.05
Incumbent Cable	$80.82	$78.48	$80.85	$78.30
Glo Fiber	$74.49	$73.66	$74.42	$73.92
Video	$103.16	$100.62	$103.29	$100.06
Voice	$25.95	$28.37	$26.88	$28.85

______________________________________________________
(1)   Average Revenue Per RGU calculation = (Residential & SMB Revenue * 1,000) / average RGUs / 3 months

Tower Operating Statistics

	June 30, 2022	June 30, 2021
Macro tower sites	223	223
Tenants	465	448
Average tenants per tower	2.0	1.9